Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Annual Report/Semi-Annual Report” in the Private Placement Memorandum and “Disclosure of Nonpublic Holdings”, “Other Service Providers” and “Financial Statements” in the Statement of Additional Information in Amendment No. 18 to the Registration Statement (Form N-1A No. 811-23239) of American Beacon Institutional Funds Trust.

We also consent to the incorporation by reference therein of our report dated December 30, 2020 with respect to the financial statements and financial highlights of American Beacon Diversified Fund for the year ended October 31, 2020 included in the Annual Report (Form N-CSR) for 2020 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

February 25, 2021